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                          December 23, 2020

       David C. House
       Associate General Counsel
       PUBLIC SERVICE CO OF OKLAHOMA
       1 Riverside Plaza
       Columbus, Ohio 43215

                                                        Re: PUBLIC SERVICE CO
OF OKLAHOMA
                                                            Registration
Statement on Form S-3
                                                            Filed December 16,
2020
                                                            File No. 333-251378

       Dear Mr. House:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Kevin
Dougherty at (202) 551-3271 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Energy & Transportation